Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bed Bath & Beyond Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011, 333-75883, 333-64494 and 333-126169) on Form S-8 of Bed Bath & Beyond Inc. of our reports dated April 27, 2010, with respect to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 27, 2010 and February 28, 2009, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 27, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 27, 2010, which reports appear in the February 27, 2010 annual report on Form 10-K of Bed Bath & Beyond Inc. and subsidiaries.

Our report on the consolidated financial statements refers to the Company’s change, in the fiscal year ended February 28, 2009, in its methods of accounting for the fair value option for certain financial assets and financial liabilities and for fair value measurements, and the change, in the fiscal year ended March 1, 2008, in its method of recognizing and measuring the tax effects related to uncertain tax positions, each due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

/s/ KPMG LLP
Short Hills, New Jersey
April 27, 2010